Exhibit 10.2


                                                                 1585 Broadway
                                                            New York, NY 10036


[Morgan Stanley]
[Logo Omitted]




                                                                 June 30, 2005

                             Re: Letter Agreement
                                 ----------------

Dear Stephen:

            In light of your key role with Morgan Stanley (the "Company") and in order to mitigate the uncertainties that you may be experiencing regarding your future with the Company, the Company wishes to offer you the following arrangement regarding your compensation for the Company's 2005 and 2006 fiscal years (the "Agreement").

            Subject to your continued employment with the Company through the end of the Company's 2006 fiscal year, the Company hereby agrees that the aggregate of the annual base salary, annual bonus and long-term incentive compensation (the "Total Compensation") payable to you by the Company during each of the Company's 2005 and 2006 fiscal years shall be at least equal to $16,000,000 (the "Target Compensation Amount"). Notwithstanding the foregoing, in the event that, prior to the time at which the full amount of the Target Compensation Amount is paid to you with respect to the Company's 2005 and 2006 fiscal years, your employment with the Company is terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below), subject to your execution and non-revocation of the Company's standard form of settlement and release agreement, you shall be entitled to payment of the Target Compensation Amount in cash (less any amount of such compensation already paid to you) at such time as the components of the Target Compensation Amount would have been paid to you had you remained employed by the Company through the date on which such amounts would otherwise have been paid to you.

      In addition, your 1999 Year-end Stock Option Award and 2003 Special Stock Option Award will continue to vest and remain exercisable for their full 10 year term. You will be provided with continued medical coverage at an initial cost to you of $14,410 per year until you obtain alternative coverage from another employer. You will also be treated as have attained age 55 for purposes of determining your eligibility for participation in the Company's SERP.

            For purposes of this Agreement, "Cause" means: (a) your willful engaging in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious to the Company, or to any clients or customers of the Company, or either of their respective reputations, (b) your conviction of a felony or guilty or nolo contendere plea with respect thereto, or (c) a violation in any material respect of any policies of the Company applicable to you which is materially and demonstrably injurious to the Company. For purposes of this Agreement, "Good Reason" means, without your prior written consent: (i) the relocation of your place of employment to a location more than 50 miles from your place of employment on the date hereof, (ii) a material reduction in your duties or authorities from those in effect on June 24, 2005, or (iii) failure to timely pay or provide to you any portion of the Target Compensation Amount. Anything to the contrary notwithstanding, your resignation for any reason during the 30-day period commencing on July 5, 2005 shall constitute "Good Reason" for all purposes of this Agreement. Notwithstanding the fore-

[Morgan Stanley]
[Logo Omitted]


going, except as provided in the immediately preceding sentence, you will not be considered to have Good Reason to terminate your employment under this Agreement unless and until you provide the Company with written notice of the circumstances constituting the Good Reason and the Company fails to have cured such circumstances within 30 business days of receipt of such notice.

            You and the Company acknowledge that, except as may otherwise be provided under any other written agreement between you and Parent or the Company, your employment by Parent is "at will" and may be terminated by either you or the Company and Parent at any time and for any reason.

            This Agreement shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term "Company," as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules. All amounts and benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

            We look forward to a very promising future with you at the Company. In order to be eligible to receive these benefits, it is important that you sign this Agreement and return it to Karen Jamesley as soon as practicable.


                                    Very truly yours,



                                    By: /s/ Karen C. Jamesley
                                       ------------------------------





Accepted and Acknowledged:

/s/ Stephen S. Crawford
---------------------------
Name: Stephen S. Crawford

Dated:  6/30/2005
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